Exhibit 107

Calculation of Filing Fee Tables

Form F-3/A
(Form Type)

Brookfield Business Partners L.P.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
Fees Previously Paid	Limited Partnership Interests	Limited Partnership Units	457(c)	74,300,000	(1)(2)	$42.15	(3)	$3,313,745,000.00	(3)	$109.10 per $1,000,000	$341,673.38	(3)
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$3,313,745,000.00			$341,673.38
	Total Fees Previously Paid										$341,673.38
	Total Fee Offsets
	Net Fee Due										$0

(1)	Represents the maximum number of non-voting limited partnership units (“units”) of Brookfield Business Partners L.P. (the “partnership”) to be issued by the partnership or to be delivered by Brookfield Business Corporation (“BBUC”) or Brookfield Asset Management Inc. (“Brookfield”), in each case in connection with the exchange, redemption or acquisition, as applicable, from time to time, of class A exchangeable subordinate voting shares of BBUC (“exchangeable shares”). The number of units represents a good-faith estimate of the maximum number of units expected to be issued upon exchange, redemption or acquisition, as applicable, of exchangeable shares (including upon liquidation, dissolution, or winding up of BBUC) to be outstanding following the completion of the special distribution, as described in the prospectus filed as part of this registration statement.

(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional units as may be issuable as a result of stock splits, stock dividends or similar transactions.

(3)	Calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the units on the New York Stock Exchange on August 10, 2021.

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